Exhibit 10.5

FIRST AMENDMENT

TO THE

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

FOR

KEVIN J. LYNCH

Pursuant to Section XI of the Executive Supplemental Retirement Income Agreement (the “Agreement”) for Kevin J. Lynch (the “Executive”), dated January 1, 2005, this first Amendment (the “Amendment”) is made effective as of this      day of                     , 2006.

WHEREAS, the Executive is currently employed as President and Chief Executive Officer Oritani Savings Bank (the “Bank”);

WHEREAS, the Board of Directors of the Bank has met and has determined that it is in the best interests of the Executive and the Bank to amend the Agreement in accordance with the terms of this Amendment, subject to receipt of any regulatory approvals as may be necessary; and

WHEREAS, the preamble to the Proposed Regulations under Section 409A of the Internal Revenue Code, and other guidance issued by the Treasury Department permits amendments to the Agreement to permit new payment elections, so long as such amendment and election are made on or before December 31, 2007, or if later, the last day of the transition period under Code Section 409A.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree to the following amendment to the Agreement, it being understood and agreed that except to the amendment specifically provided for herein, the remaining terms of the Agreement shall remain in full force and effect:

1.	Section 3.4 of the Agreement is hereby replaced in its entirety with the following:

“Change in Control. In the event of Executive’s termination of employment coincident or within three (3) years following a Change in Control, other than due to termination for Cause, Executive shall be entitled to receive the full Supplemental Retirement Income Benefit as if Executive had retired following his Normal Retirement Date. The Bank, or its successor, shall commence payment of the Supplemental Retirement Income Benefit within thirty (30) days after Executive’s termination of employment. In the event Executive is a Specified Employee, to the extent required by Section 409A of the Code, such payments will commence the first day of the seventh (7th) month next following Executive’s Separation from Service. Notwithstanding the foregoing, Executive may elect to receive his Supplemental Retirement Income Benefit in the form of single lump sum payment upon his Separation from Service following a Change in Control. Such election, if made, must be made by Executive on a form provided by the Bank (Exhibit A hereto) prior to December 31, 2007, or if later, the last day of the transition period under Code Section 409A.”

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed on its behalf by its duly authorized officers, and Executive has set his hand as of the date first written above.

EXECUTIVE

Dated:	By:
Kevin J. Lynch

ORITANI SAVINGS BANK

Dated:	By:

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